Ultra Petroleum Announces Executive Leadership Transition

William Picquet to Retire and Brad Johnson Promoted to Senior Vice President, Operations

HOUSTON, April 1, 2014 /PRNewswire/ -- Ultra Petroleum Corp. (NYSE: UPL) today announced that William Picquet intends to retire from the company at the end of April 2014. In connection with Mr. Picquet's retirement, Ultra's Board of Directors has promoted Brad Johnson to the role of Senior Vice President, Operations, effective April 1, 2014.

Mr. Picquet joined Ultra in 2005 as Vice President, Operations and was promoted to Senior Vice President, Operations in 2011. Throughout his distinguished career, he held numerous engineering and managerial roles with various exploration and production companies across North America. His wealth of experience and strategic vision enabled him to successfully oversee all technical aspects of Ultra's engineering and operations. Beginning April 1, 2014, Mr. Picquet will serve in a non-executive advisory capacity until his effective retirement date of April 30, 2014.

"We are grateful for Bill's leadership and wisdom he displayed each and every day. He has left an indelible mark on all of us and we will miss him. Having known Bill for almost 25 years, I want to personally thank him for his loyalty and dedicated service to Ultra and wish him well in his retirement," stated Michael D. Watford, Chairman, President and Chief Executive Officer.

Mr. Johnson joined Ultra Petroleum in 2008 as Director, Reservoir Engineering and Planning before being named Vice President, Reservoir Engineering and Development in January 2011. He has over 19 years of industry experience including operations, engineering, acquisitions, project management and corporate planning. Prior to Ultra, he served in various engineering and leadership capacities with Anadarko Petroleum Corporation. Mr. Johnson earned a Bachelor of Science in Petroleum Engineering from Texas A&M University and a Master of Science in Petroleum Engineering from the University of Texas. He is a member of the Society of Petroleum Engineers and is a licensed professional engineer in Texas, Colorado, Wyoming and Pennsylvania.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and crude oil exploration, development and production. The company is listed on the New York Stock Exchange and trades under the ticker symbol "UPL". Additional information on the company is available at www.ultrapetroleum.com.

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CONTACT: Kelly L. Whitley, Director, Investor Relations, Phone: 281-582-6602, Email: kwhitley@ultrapetroleum.com, or Julie E. Danvers, Manager, Investor Relations, Phone: 281-582-6604, Email: jdanvers@ultrapetroleum.com